Exhibit 10.1

May 23, 2012

Kohlberg Kravis Roberts & Co. L.P.
9 West 57th Street
New York, NY 10019

Amended and Restated Standstill Agreement

Ladies and Gentlemen:

          Reference is made to that certain letter agreement (the “Standstill Agreement”) dated as of January 14, 2008 between Kohlberg Kravis Roberts & Co. L.P. (“KKR”) and Legg Mason, Inc. (“LM”). In connection with the acquisition by one or more affiliates of KKR (the “Transaction”) of warrants (the “Warrants”) to purchase shares of LM’s common stock, par value $0.10 per share (“Common Stock”), having the terms set forth in the warrant agreement dated as of May 23, 2012 (the “Warrant Agreement”), and as a condition to LM’s execution of the Note Exchange Agreement of even date herewith (the “Note Exchange Agreement”), LM and KKR hereby enter into this letter agreement (this “Agreement”) amending and restating the Standstill Agreement as follows.

          KKR agrees, during the period (the “Standstill Period”) from the date hereof until such time as neither KKR nor any of its affiliates beneficially owns or Owns any Warrants or a number of shares of Common Stock issued upon the exercise of any Warrants that exceeds 4.9% of the outstanding shares of Common Stock, that it and its Representatives will not, directly or indirectly, unless consented to in advance by the Chief Executive Officer or the lead independent director of LM: (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or announce any intention to effect or cause or participate in or in any way assist, facilitate or encourage any other Person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof), or rights or options to acquire any securities (or beneficial ownership thereof), or any assets, indebtedness or businesses of LM or any of its affiliates, provided, however, that KKR and its affiliates may acquire beneficial ownership or Ownership of (A) any or all of the Warrants issuable by LM pursuant to the Note Exchange Agreement, (B) any shares of Common Stock issued upon the exercise of Warrants pursuant to the terms of the Warrant Agreement or upon the conversion of any 2.50% Convertible Senior Notes due 2015 of LM (the “Convertible Notes”) issued pursuant to the Indenture, dated as of January 31, 2008, between The Bank of New York, as trustee, and LM (the “Indenture”), (C) shares of Common Stock that KKR or its affiliates acquire from LM in connection with any stock split or subdivision of common shares of LM that are already held by them at the time of such acquisition, (D) shares of capital stock of LM (other than Common Stock), evidences of LM’s indebtedness or other assets or property or rights, or warrants to acquire shares of capital stock of LM or other securities, in each case, that KKR or its affiliates acquire from LM pursuant to the Warrant Agreement or the Indenture in connection with any distribution thereof by LM to holders of the Common Stock and (E) any securities of LM, or rights or options to acquire any securities of LM, to the extent reasonably estimated to reduce or close out any short position or “put equivalent position” (within the meaning of Rule 16a-1 under the Exchange Act of 1934, as amended (the “Exchange Act”)) effected to monetize or hedge any Warrants or Convertible Notes that are Owned or beneficially owned by KKR or any of its affiliates, (ii) any tender or exchange offer, consolidation, business combination, acquisition, merger, joint venture or other business combination involving LM, any of its affiliates or any of the assets of LM or its affiliates, (iii) any recapitalization, stock dividend, restructuring, liquidation, dissolution or other extraordinary transaction with respect to LM or any of its affiliates or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote any voting securities of LM or any of its affiliates or consents to any action from any holder of any voting securities of LM or any of its affiliates or seek to advise or influence any Person with respect to the voting of or the granting of any consent with respect to any voting securities of LM; (b) form, join or in any way participate in a “group” (as defined under the Exchange Act) in connection with the voting securities of LM or otherwise act in concert with any person in respect of any such securities; (c) otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, board of directors or policies of LM or to obtain representation on the board of directors of LM or any committee thereof; (d) enter into any discussions or arrangements with any third party with respect to any of the foregoing; (e) request that LM or any of its Representatives amend or waive any provision of this Agreement, or make any public announcement with respect to the restrictions of this Agreement, or take any action which would reasonably be expected to require LM to make a public announcement regarding any potential transaction; or (f) advise, assist or encourage, or direct any Person to advise, assist or encourage any other Person or Persons, in connection with any of the foregoing.

          The restrictions set forth herein will not apply as to KKR and its affiliates if any of the following occurs:

                    (i) a third party who is not an affiliate of KKR (a “Third Party”) acquires beneficial ownership of 50% of the outstanding Voting Stock; or

                    (ii) LM enters into an agreement pursuant to which a Third Party would acquire all or substantially all of the stock or assets of LM or LM would be merged or consolidated with another Person, unless immediately following the consummation of such transaction the stockholders of LM immediately prior to the consummation of such transaction would continue to hold (in substantially the same proportion as their ownership of LM’s voting stock immediately prior to the transaction) more than 50% of all of the outstanding common stock or other securities entitled to vote for the election of directors of the surviving or resulting entity in such transaction or any direct or indirect parent thereof; provided that this clause shall not be applicable after such agreement is terminated.

          As used in this Agreement, the term “Person” shall be broadly interpreted to include, without limitation, the media and any individual, corporation, company, partnership, limited liability company, or other entity or group. As used in this Agreement, the term “affiliate” shall mean any other Person that directly, or indirectly through one or more intermediates, directly or indirectly, controls, is controlled by, or is under common control with, such Person; the term

“Representatives” shall mean, collectively, a party’s directors, officers, affiliates, employees or consultants, to the extent they are acting on such party’s behalf; the term “beneficial ownership” or variations thereof, when used with respect to securities, means such term as used in any of Section 13(d) or Section 16 of the Exchange Act and the rules and regulations promulgated thereunder; and the terms “Ownership” and “Own”, when used with respect to securities, shall mean bearing all or substantially all economic risk of loss or appreciation (less no more than a fixed or floating interest rate return) in the value of, and any profit (less no more than a fixed or floating interest rate return) derived from a transaction in, such securities.

          Notwithstanding anything herein to the contrary, except as provided in this paragraph, this Agreement shall not apply to affiliates of KKR that are Non-Investor Affiliates. “Non-Investor Affiliates” are affiliates of KKR (x) whose business is distinct from private equity and (y) whose investments, investment strategy and related activity (including any investments, investment strategy or related activity with respect to the Common Stock) are not executed, developed, directed or undertaken by KKR or its affiliates or their respective Representatives (other than Non-Investor Affiliates or their Representatives). If non-public, proprietary information with respect to LM is made available to a Non-Investor Affiliate or its Representative (other than to compliance personnel for compliance purposes only) by KKR or its affiliates (other than Non-Investor Affiliates) (such a situation, a “Wall Cross”), then this Agreement shall apply to such Non-Investor Affiliate without regard to the first sentence of this paragraph. At all times during the Standstill Period, for so long as a Wall Cross has not occurred with respect to a Non-Investor Affiliate:

                    (i) Such Non-Investor Affiliate shall be permitted to acquire shares of Common Stock and securities exchangeable or exercisable for, or convertible into, shares of Common Stock (collectively, “Common Equity”) only (A) in an amount (together with the Common Equity Owned or beneficially owned (determined without aggregation with any affiliate of KKR that is not a Non-Investor Affiliate) by all other Non-Investor Affiliates) up to 4.9% of the then outstanding shares of Common Stock (including, with respect to an acquisition of exchangeable, exercisable or convertible securities, the shares of Common Stock issuable upon exchange, exercise or conversion thereof), and (B) if such Non-Investor Affiliate is able to make the passive investor certification specified in clause (i) of the proviso of Rule 13d-1(b)(1) under the Exchange Act with respect to the acquisition of such Common Equity.

                    (ii) If such Non-Investor Affiliate is unable to make such passive investor certification, then such Non-Investor Affiliate shall not (A) acquire any Common Equity or (B) initiate any proposal for a transaction or action that would be prohibited pursuant to clause (a)(ii), (a)(iii) or (a)(iv) of the second paragraph of this Agreement if such transaction were effected, or such action were taken, by KKR.

          The terms of this Agreement may be modified or waived only by a separate writing signed by LM and KKR that expressly modifies or waives any such term.

          It is understood and agreed that no failure or delay by LM in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

          This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

          Subject to applicable law, each party hereby irrevocably and unconditionally (i) submits to the exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in the County of New York in the State of New York, for any action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby and (ii) agrees not to commence any action, suit or proceeding relating thereto except in such courts. Subject to applicable law, each party hereby irrevocably and unconditionally (i) waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Transaction, in the courts of the State of New York and of the United States of America, in each case located in the County of New York in the State of New York, and (ii) waives and agrees not to plead or claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

          KKR acknowledges that LM would be irreparably injured by a breach of this Agreement by KKR, that monetary remedies would be inadequate to protect LM against any actual or threatened breach or continuation of any breach of this Agreement, and, without prejudice to any other rights and remedies otherwise available to LM, KKR agrees to the granting of equitable relief, including injunctive relief and specific performance, in LM’s favor without proof of actual damages in the event of KKR’s actual or threatened breach of this Agreement.

          In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by LM and KKR and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Further, if any term or provision of this Agreement, or any application thereof to any particular set of facts or circumstances, shall, to any extent and for any reason, be held to be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to facts or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby and shall be construed as if such invalid or unenforceable provision had to such extent never been contained herein and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

          This Agreement may be signed in one or more counterparts which, when taken together, shall constitute one and the same instrument.

Very truly yours,

LEGG MASON, INC.

By:	/s/ Jeff Nattans

Name: Jeff Nattans
Title: EVP

Confirmed and agreed to as of
the date first written above:

KOHLBERG KRAVIS ROBERTS & CO. L.P.

By:

Name:
Title:

[SIGNATURE PAGE—AMENDED AND RESTATED STANDSTILL AGREEMENT]

Very truly yours,

LEGG MASON, INC.

By:

Name:
Title:

Confirmed and agreed to as of
the date first written above:

KOHLBERG KRAVIS ROBERTS & CO. L.P.

By:	/s/ William J. Janetschek

Name: William J. Janetschek
Title: Chief Financial Officer

[SIGNATURE PAGE—AMENDED AND RESTATED STANDSTILL AGREEMENT]